Combined Financial Statements
                   and Additional Information

                      Viewsonics, Inc. and
            Shanghai Viewsonics Electronic Co., Ltd.

                  Year ended December 31, 1995
              with Report of Independent Auditors

                       Viewsonics, Inc. and
            Shanghai Viewsonics Electronic Co., Ltd.

                 Combined Financial Statements
                   and Additional Information

                  Year ended December 31, 1995




Contents

Report of Independent Auditors                                  1

Combined Financial Statements

Combined Balance Sheet                                          2

Combined Statement of Income                                    3

Combined Statement of Stockholder's Equity                      4

Combined Statement of Cash Flows                                5

Notes to Combined Financial Statements                          6

Additional Information

Combining Balance Sheet                                         12

Combining Statement of Income                                   13

                 Combined Financial Statements

                      Viewsonics, Inc. and
            Shanghai Viewsonics Electronic Co., Ltd.

                  Year ended December 31, 1995
              with Report of Independent Auditors

                     Viewsonics, Inc. and
            Shanghai Viewsonics Electronic Co., Ltd.

                 Combined Financial Statements

                  Year ended December 31, 1995




                            Contents

Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . 1

Combined Financial Statements

Combined Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . 2

Combined Statement of Income . . . . . . . . . . . . . . . . . . . . . 3

Combined Statement of Stockholder's Equity . . . . . . . . . . . . . . 4

Combined Statement of Cash Flows . . . . . . . . . . . . . . . . . . . 5

Notes to Combined Financial Statements . . . . . . . . . . . . . . . . 6

                Report of Independent Auditors

  The Boards of Directors
  Viewsonics, Inc. and
 Shanghai Viewsonics Electronic Co., Ltd.

We have audited the accompanying combined balance sheet of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. as of December 31, 1995, and the related combined statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Viewsonics, Inc. and Shanghai Viewsonics Electronic Co., Ltd. at December 31, 1995, and the combined results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.





                                       /s/  ERNST & YOUNG LLP
                                       ----------------------


April 10, 1996

Viewsonics, Inc. and
Shanghai Viewsonics Electronic Co., Ltd.

Combined Balance Sheet



                                                      December 31
                                                          1995


Assets
Current assets:

Cash                                                 $   484,884
Accounts receivable, less allowance of $9,161          1,218,410
Accounts receivable from related entity                   75,305
Inventories                                            2,567,198
Other current assets                                      18,051
Total current assets                                   4,363,848

Property, equipment, and leasehold improvements - Net    456,666
Other assets                                              12,516

                                                      $4,833,030

Liabilities and stockholder's equity


Current liabilities:
Accounts payable                                     $   442,938
Accrued expenses                                         398,259
Total current liabilities                                841,197

Stockholder's equity:
Common stock                                                 501
Additional paid-in capital                               614,499
Retained earnings                                      3,372,658
Foreign currency translation adjustment                    4,175

Total stockholder's equity                             3,991,833

                                                      $4,833,030

See accompanying notes.

                            Viewsonics, Inc. and
                    Shanghai Viewsonics Electronic Co., Ltd.

                          Combined Statement of Income


                                                  Year ended
                                                  December 31
                                                      1995

Net sales                                         $10,997,478
Cost of sales                                       4,867,307
Gross profit                                        6,130,171
Selling, general, and administrative expenses       2,974,998
Operating income                                    3,155,173
Interest income                                        48,938
Net income                                       $  3,204,111


See accompanying notes.


                         Viewsonics, Inc. and
                Shanghai Viewsonics Electronic Co., Ltd.

               Combined Statement of Stockholder's Equity

                      Year ended December 31, 1995

                                                          Foreign
                                 Additional               Currency
                         Common  Paid-in     Retained   Translation Stockhold.
                         Stock   Capital     Earnings   Adjustment  Equity

Balance at December 31,
 1994                    $501    $304,499   $4,069,643   $4,849    $4,379,492

Capital Contribution        -     310,000            -        -       310,000
Cash dividends paid         -           -   (3,901,096)       -    (3,901,096)
Foreign currency
 translation adjustment     -           -            -     (674)         (674)
Net income                  -           -    3,204,111        -     3,204,111
Balance at December 31,
1995                      $501   $614,499   $3,372,658   $4,175    $3,991,833


See accompanying notes.

                    Viewsonics, Inc. and
           Shanghai Viewsonics Electronic Co., Ltd.
               Combined Statement of Cash Flows


                                                         Year Ended
                                                     December 31, 1995

  Cash flow from operating activities
  Net income                                             $3,204,111
  Adjustments to reconcile net income to net cash
    provided by operating activities:
     Depreciation and amortization                          148,387
     Provision for bad debts                                  4,711
  Changes in operating assets and liabilities:
     Accounts receivable                                   (251,571)
     Accounts receivable from related entity               ( 75,305)
     Inventories                                           (989,526)
     Other current assets                                  (  9,460)
     Other assets                                             5,687
     Accounts payable                                       106,596
     Accrued expense                                        204,491

  Net cash provided by operating activities              $2,348,121

  Cash flows from investing activities
  Purchases of property, equipment, and leashold
   improvements                                            (184,716)
  Net cash used for investing activitities                 (184,716)

  Cash flows from financing activities
  Captial contribution                                      310,000
  Dividends paid                                         (3,901,096)
  Net cash used for financing activities                 (3,591,096)
  Effect of exchange rate changes on cash                (      674)
  Decrease in cash                                       (1,428,365)
  Cash at beginning of period                             1,913,240

  Cash at end of period                                  $  484,884


See accompaning notes

                      Viewsonics, Inc. and
            Shanghai Viewsonics Electronic Co., Ltd.
             Notes to Combined Financial Statements

                       December 31, 1995


1.  Summary of Significant Accounting Policies

Description of Business

Viewsonics, Inc. (VSI) and Shanghai Viewsonics Electronic Co., Ltd. (SVECL), collectively referred to as the "Companies," are commonly controlled. VSI designs, manufactures, and markets branded cable television electronic network component and security electronic network component products primarily to customers located throughout the United States.

VSI is economically dependent on SVECL an affiliate located in Shanghai, China, which sells 100% of its production to VSI. Although there are a limited number of manufacturers of the products currently purchased from SVECL, VSI management believes that other suppliers could provide similar products. However, the time required to locate and qualify other suppliers, and the nature of their terms (which would likely not be comparable to those currently in place) could cause a delay in filling orders and may be financially disruptive to VSI.

2.  Significant Accounting Policies

Basis of Combination

The combined financial statements include the accounts of VSI and SVECL. Significant intercompany accounts and transactions have been eliminated in the combined financial statements.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first in, first out (FIFO) method.

  Property, Equipment, and Leasehold Improvements

  Property and equipment are stated at cost, less accumulated depreciation. Provisions for depreciation of property and equipment are determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated at cost, less accumulated amortization. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the life of the respective asset.

  Research and Development Cost

  Research and development costs related to both present and future products are expensed as incurred.

  Advertising Costs

  Advertising costs are expensed as incurred.

  Income Taxes

  VSI is taxed as an S corporation under applicable provisions of the Internal Revenue Code and, therefore, is generally not liable for federal and certain state income taxes, as the income of VSI is included in the taxable income of its stockholder.

  SVECL is governed by the Income Tax Law of the People's Republic of China (the
  PRC) concerning Enterprises with Foreign Investment and Foreign Enterprises and various local income tax laws of the PRC (the FIE Income Tax Laws). Pursuant to the FIE Income Tax Laws, the income of SVECL is fully exempted from income tax for two years commencing from the first profitable year of operations, followed by a 50% exemption for the next three years, after which the income of SVECL will be taxable at a rate which is currently 27%.

  No income tax provision has been recorded, as SVECL incurred a loss for the year ended December 31, 1995 and has incurred losses since its inception.

  Financial Instruments

Cash and trade receivables may subject the Companies to credit risk. VSI holds cash at highly rated financial institutions which are federally insured up to prescribed limits. Cash balances may exceed the federally insured limits at any given time.

During 1995, VSI's two largest customers accounted for approximately 27% of sales. These same customers accounted for approximately 36% of VSI's
December 31, 1995 accounts receivable. VSI closely monitors the credit quality of its customers and maintains an allowance for potential credit losses which, historically, have been within the range of management's expectations.

  Foreign Currency Translation

The accounts of SVECL are translated into U.S. dollars from the functional local currency in accordance with Statement of Financial Accounting Standards (SFAS) No. 52.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  3.  Inventories

Inventories consist of the following as of December 31, 1995:


             Raw materials                 $   371,929
             Work in process                    77,971
             Finished goods                  2,857,513
             Inventory obsolescence reserve   (740,215)

                                            $2,567,198

4.  Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements consist of the following as of December 31, 1995:


            Equipment                                    $698,984
            Furniture and fixtures                        127,506
            Vehicles                                       51,176
            Leasehold improvements                         51,102

                                                          928,768

            Less:  Accumulated depreciation and
              amortization                                472,102

                                                         $456,666

5.  Stockholder's Equity

Common Stock and Additional Paid-in Capital


         VSI
         Common stock; $1 par value; 1,000 shares
          authorized; 501 shares issued and
          outstanding                                 $       501

         Additional paid-in capital                         4,499

         SVECL
         Additonal paid-in captial (registered capital)   610,000

                                                         $615,000


SVECL was registered on August 16, 1993 under the Laws of the PRC on enterprises operated exclusively with foreign capital. The tenure of the Company is for a period of 30 years.

The registered capital of the Company is $610,000. Since SVECL is a "Limited Liability Company" under PRC Law, it does not issue stock of any class.

Retained Earnings

As stipulated in the relevant regulations applicable to wholly foreign-owned investment enterprises established in PRC, SVECL is required to appropriate 10% of its profit after tax, after offsetting accumulated deficit, determined in accordance with the PRC's accounting principles and financial regulations, to the general reserve fund until such reserve reaches 50% of the registered capital of SVECL. The general reserve fund would not be available for distribution as dividends.

SVECL has not generated any profit as of December 31, 1995 and, accordingly, there were no profit distributions or appropriations to the general reserve fund.

6.  Commitments

The Companies lease manufacturing, office, and storage facilities and certain equipment under noncancelable operating leases expiring in various years through 2000. The leases require the Companies to pay real estate taxes and maintenance costs.

Commitments for future minimum payments under noncancelable leases are as follows as of December 31, 1995:


                        1996                 $260,692
                        1997                  262,774
                        1998                  356,066
                        1999                   11,193
                        2000                    1,106

Rental expense for the year ended December 31, 1995 was approximately $239,000.

7.  Foreign Currency

In April 1995, the National Foreign Exchange Training Center is Shanghai (the exchange center) commenced operations. Enterprises operating in the PRC can enter into exchange transactions at the exchange center through the Bank of China or other authorized institutions. Payments for imported materials are subject to the availability of foreign currency, which depends on the foreign currency denominated earnings of the enterprises, or must be arranged through the exchange center. Approval for exchange at the exchange center is granted to enterprises in the PRC for valid reasons such as purchases of imported materials and remittance of earnings. While conversion of Renminbi into United States dollars or other foreign currencies can generally be effected at the exchange center, there is no guarantee that it can be effected at all times. SVECL has not had and does not believe it will have any difficulty in exchanging its currency (Renminbi) for U.S. dollars at the rate of exchange quoted by the People's Bank of China.